Exhibit 10.57

Confidential

Execution Version

*Portions of this exhibit have been omitted for confidential treatment pursuant to Item 601(b)(10)(iv) of Regulation S-K.

AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (the “Amendment”) is effective as of December 1, 2020 (the “Amendment Effective Date”), by and between UNIQURE BIOPHARMA B.V., a corporation organized under the laws of the Netherlands, having its principal place of business at Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands (“uniQure”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 430 E. 29 Street, 14 Floor, New York, New York, USA 10016.  UNIQURE N.V. is a party to this Agreement solely for purposes of Section 2.  uniQure and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.uniQure and BMS are parties to that certain Collaboration and License Agreement, dated April 6, 2015 (the “Agreement”), pursuant to which the Parties are collaborating to discover and develop gene therapy products for the treatment of cardiovascular diseases.

B.BMS and uniQure N.V., an Affiliate of uniQure, have also entered into that certain Investor Agreement (the “Investor Agreement”), that certain Share Subscription Agreement (the “Subscription Agreement”), that certain Seventh Collaboration Warrant Agreement, and that certain Tenth Collaboration Warrant Agreement (collectively, the “Warrant Agreements”), each one dated April 6, 2015.

C.The Parties now wish to concurrently amend the Agreement, in accordance with Section 17.1 thereof, to limit the number of Collaboration Targets and to modify the indication exclusivity provisions and certain financial terms, among other changes, and to terminate the Warrant Agreements.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Amendment, uniQure and BMS, intending to be legally bound, agree as follows.

1.	DEFINITIONS

Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Agreement

2.	TERMINATION OF WARRANT AGREEMENTS; CHANGE OF CONTROL PAYMENT

2.1Warrant Agreements.  BMS and uniQure N.V. hereby agree that on the Amendment Effective Date, each of the Warrant Agreements shall terminate and be of no further force and effect, without any exercise by BMS of its right to subscribe for and acquire from uniQure N.V. the Warrant Shares (as defined thereunder).

2.2Payment upon Change of Control of uniQure.  Subject to the provisions of this Section 2.2, substantially simultaneously with the consummation of the first Change of Control Transaction of uniQure that occurs prior to the earlier of (i) [*] anniversary of the Amendment Effective Date and (ii) BMS’ delivery of a Target Cessation Notice for all four (4) Collaboration Targets, uniQure (or its Third Party acquirer) shall pay to BMS in Dollars via electronic funds transfer to an account designated by BMS a one-time, non-refundable, non-creditable cash payment (the “Change of Control Payment”) of seventy million dollars ($70,000,000), provided that (x) if seventy million dollars ($70,000,000) is greater than five percent (5.0%) of the Net Proceeds from such Change of Control Transaction, the Change of Control Payment shall be an amount equal to five percent (5.0%) of such Net Proceeds, and (y) if seventy million dollars ($70,000,000) is less than one percent (1.0%) of such Net Proceeds, the Change of Control Payment shall be an amount equal to one percent (1.0%) of such Net Proceeds.  For the avoidance of doubt, the sale or transfer of uniQure N.V. constitutes a Change of Control Transaction as set forth in subsection (3) of the definition of Change of Control Transaction (set forth in the Agreement).  [*]. Net Proceeds shall be calculated as set forth in Schedule 2.2.  For clarity, (a) the foregoing payment shall apply only to the first Change of Control Transaction of uniQure and not to any subsequent Change of Control Transaction and (b) the foregoing payment shall be in addition to any amounts paid or payable to BMS in connection with a Change of Control Transaction in respect of any equity securities of uniQure (or any of its Affiliates) held by BMS at such time or in respect of any other agreement, understanding or arrangement between uniQure and BMS, or their respective Affiliates, at such time.

2.3Target Cessation Notice.  With respect to each Collaboration Target, BMS shall, in good faith, notify uniQure in writing promptly following BMS’ termination of all research, Development and Commercialization (if applicable) of all Target Therapeutics for such Collaboration Target (such notice, a “Target Cessation Notice”).

3.	AMENDMENT OF THE AGREEMENT

3.1Research Program.  The Parties agree that, notwithstanding anything in the Agreement to the contrary:

(a)the Research Term expired at the end of the Initial Research Term on May 21, 2019;

(b)notwithstanding such expiration of the Research Term, the Parties shall continue to conduct the Research Program under the Research Plan in accordance with the terms of the Agreement, until the earlier of  [*];

(c)from and after the Amendment Effective Date, there shall be no more than four (4) Collaboration Targets;

(d)as of the Amendment Effective Date, the Collaboration Targets and the Exclusive Indications that BMS is pursuing are those set forth in Schedule 3.1 (such Targets, the “Existing Collaboration Targets”), and all of the Existing Collaboration Targets are BMS Proprietary Targets;

(e)as of the Amendment Effective Date, there are no Reserved Targets and no Targets in which BMS is potentially interested that are subject to the terms of Section 3.4(d) of the Agreement;

(f)from and after the Amendment Effective Date, BMS shall have no rights to designate new Collaboration Targets under Section 3.3(a) or 3.3(c)(i) of the Agreement;

(g)during the Replacement Period, BMS shall have the right to designate  [*] Reserved Targets for one or more Cardiovascular Disease(s) using the process in Section 3.4 of the Agreement, Section 3.3(b) of the Agreement will not apply to the designation of such Reserved Targets, such Reserved Targets shall be BMS Proprietary Targets, and during the Replacement Period, uniQure shall have no right to, directly or indirectly, have any discussions or engage in any other activities with any Third Party regarding a possible collaboration or license with respect to any Reserved Target or any Variant thereof nor any right to initiate or engage in any other activities with respect to an internal program for any Reserved Target or any Variant thereof; and

(h)from and after the Amendment Effective Date, BMS shall have the right to replace [*] Collaboration Targets with Replacement Targets pursuant to Section 3.3(c)(ii) of the Agreement, as amended below.

For clarity, (A) in the event that BMS designates any Target as a Reserved Target during the Replacement Period, at the end of the Replacement Period, any Reserved Target will cease to be a Reserved Target, and (B) BMS will have no right to designate any Target as a Reserved Target after the Replacement Period.

3.2Amendment of Article 1; Certain Defined Terms.

(a)The definition of “Therapeutic” in Section 1.175 of the Agreement is hereby deleted and replaced with the following:

“Therapeutic” means (a) any Target Therapeutic discovered, owned or Controlled by or for uniQure or any of its Affiliates as part of the performance of the Research Program, (b) any Target Therapeutic for a Collaboration Target discovered by or for uniQure or any of its Affiliates (i.e., whether or not as part of the performance of the Research Program) as of the Effective Date or thereafter during the Term, (c) any peptide or any AAV derived vector with a Collaboration Target that is generically or specifically claimed by a Valid Claim of the uniQure Patents, (d) any Target Therapeutic discovered by BMS or any other Related Party as part of the performance of the Research Program, and (e) any Target Therapeutic for a Collaboration Target which BMS’ manufacture, approved use or sale thereof would infringe a Valid Claim of the uniQure Patents but for the exclusive license granted to BMS under this Agreement.  For clarity, the inclusion of “Collaboration Target” in clause (c) does not limit the AAV derived vectors that are included in the uniQure Technology licensed to BMS under this Agreement.

New Defined Terms.  Article 1 of the Agreement is hereby amended to add the following new definitions:

“CoC Opt-Out Period” has the meaning set forth in the definition of Indication Exclusivity Opt-Out Period.

“Exclusive Indication” means [*].

“Non-Exclusive Indication” means  [*].

“Indication Exclusivity Opt-Out Period” means (a) the period commencing on the Amendment Effective Date and ending on [*] anniversary of the Amendment Effective Date, and (b) if the first Change of Control Transaction of uniQure occurs after  [*] anniversary of the Amendment Effective Date, the [*] period following the effective date of such Change of Control Transaction (such [*] period, the “CoC Opt-Out Period”).

“Replacement Period” has the meaning set forth in Section 3.3(c)(ii).

3.3Replacement Targets.  Section 3.3(c)(ii) of the Agreement is hereby deleted and replaced with the following:

(ii) Replacing a Collaboration Target.  During the period from the Amendment Effective Date until  [*] anniversary thereof (the “Replacement Period”), BMS shall have the right to replace any of the Existing Collaboration Targets, and after the first such replacement, any then-current Collaboration Target, with a new Target for one or more Cardiovascular Disease(s) (a “Replacement Target”) in accordance with and subject to the Excluded Target process as described in Section 3.4; provided however, that (A) BMS may replace a Collaboration Target hereunder no more than  [*], and (B) if BMS is replacing a Collaboration Target with a Reserved Target, BMS may do so by written notice to the JSC without following the Excluded Target process in Section 3.4.  For the avoidance of doubt, no Target Designation Fee is due or payable for a Replacement Target.

3.4Excluded Targets and Non-Exclusive Indications.  Section 3.4 of the Agreement is hereby deleted and replaced with the following:

Excluded Target and Non-Exclusive Indication Process; Designation of Reserved Targets and Replacement Targets for Collaboration Targets.

(a)Target Reviewer.

(i)If, during the Replacement Period, BMS desires to add a Reserved Target (which BMS may do  [*]) or propose a new Target as a Replacement Target for a Collaboration Target, BMS shall notify uniQure through the Joint Discovery Working Group of (A) such Target, (B) the Collaboration Target that is being replaced (if applicable), and (C) the proposed Exclusive Indication(s) for which BMS intends to Develop Therapeutics, which Exclusive Indications may be Cardiovascular Diseases only.  Within  [*] after such notification, uniQure shall provide an independent reviewer mutually agreed to by BMS and uniQure (the “Target Reviewer”) with an updated Excluded Target list (which shall include the Target identification information for each Excluded Target) and Non-Exclusive Indication list.  Within  [*] after uniQure has provided the Target Reviewer with such updated Excluded Target list and Non-Exclusive Indication list, BMS shall provide to the Target Reviewer the Target BMS proposes to become a Replacement Target (and thereby, a Collaboration Target) or Reserved Target and the corresponding proposed Exclusive Indication(s).  Within  [*] thereafter, the Target Reviewer shall notify BMS whether or not the proposed Target is an Excluded Target and, if such proposed Target is not an Excluded Target, whether or not each of the proposed Exclusive Indications is a Non-Exclusive Indication.  If the proposed Target is not an Excluded Target, BMS shall then have the right to designate such Target as a Collaboration Target or Reserved Target, as the case may be, in accordance with Section 3.4(b).   [*].

(ii)In the case where BMS is considering a Target as a potential Replacement Target or potential Reserved Target and does not want to bring such Target to the attention of uniQure through the Joint Discovery Working Group before determining whether such Target is an Excluded Target, then BMS shall request uniQure to provide an updated Excluded Target list and updated Non-Exclusive Indication list to the Target Reviewer within  [*] after such request without obligation to specify the Target or proposed Exclusive Indication for which the Target Reviewer process shall be initiated. Within  [*] after uniQure has provided the Target Reviewer with such updated lists, BMS shall provide to the Target Reviewer the Target BMS proposes to become a Replacement Target or Reserved Target and the proposed Exclusive Indication(s).  Within  [*] thereafter, the Target Reviewer shall notify BMS whether or not the proposed Target is an Excluded Target and, if such proposed Target is not an Excluded Target, whether or not each of the proposed indications is a Non-Exclusive Indication.  If the proposed Target is not an Excluded Target, BMS shall have the right to designate such Target as a Collaboration Target or Reserved Target, as the case may be, in accordance with Section 3.4(b).  BMS  [*] and shall not be obliged to disclose to uniQure for which Target the Target Reviewer function was performed.

(b)Consultation with uniQure; Designation of Reserved Target or Replacement Target for a Collaboration Target and any Exclusive Indication(s).  Promptly after the Target Reviewer has indicated that the proposed Target is not an Excluded Target, BMS shall notify uniQure through the Joint Discovery Working Group with respect to such proposed Target, including providing the Joint Discovery Working Group the Target identification information with respect to such Target and proposed Exclusive Indications for such Target.  The Joint Discovery Working Group shall discuss the proposed Collaboration Target or Reserved Target, as the case may be, and the proposed Exclusive Indications for such Target; provided however, that BMS shall have the final decision making authority with respect to the designation of a proposed Target as a Collaboration Target or Reserved Target, as the case may be, provided that such Target is not an Excluded Target.  BMS may designate such Target as a Collaboration Target or Reserved Target, as the case may be, by written notification to uniQure, and in conjunction with the designation of such proposed Target as a Collaboration Target by BMS, uniQure shall deliver a certificate for such proposed Target substantially in the form attached to this Agreement as Exhibit G.  Where a proposed indication is a Non-Exclusive Indication at the time such Target is designated as a Collaboration Target, or if there is no scientific rationale or therapeutic applicability for such proposed Exclusive Indication, then such indication will not be an Exclusive Indication.  Where a proposed indication is a Non-Exclusive Indication at the time such Target is designated as a Reserved Target, or if there is no scientific rationale or therapeutic applicability for such indication, when and if such Reserved Target is subsequently designated by BMS as a Replacement Target, such indication will not be an Exclusive Indication.

(c)Adding a New Exclusive Indication.  If, during the Replacement Period, BMS desires to propose a new potential Exclusive Indication for any Collaboration Target, BMS shall notify uniQure of such potential Exclusive Indication for which BMS intends to Develop Therapeutics through the Joint Discovery Working Group.  Within  [*] after such notification, uniQure shall provide a Target Reviewer with an updated Non-Exclusive Indication list.  Within  [*] after uniQure has provided the Target Reviewer with such updated Non-Exclusive Indication list, BMS shall provide to the Target Reviewer the proposed Non-Exclusive Indication.  Within  [*] thereafter, the Target Reviewer shall notify BMS whether or not the proposed Exclusive Indication is a Non-Exclusive Indication.  If the proposed Exclusive Indication is not a Non-Exclusive Indication and there is a scientific rationale and therapeutic applicability for such indication, it will become an Exclusive Indication, and BMS will promptly thereafter provide an updated Development Plan including Development activities for such Exclusive Indication to the JSC.  BMS shall pay all fees and expenses of the Target Reviewer for performing this Target Reviewer function.  For clarity, BMS shall not have the right to add an Exclusive Indication after the Replacement Period.

(d)Alternative Procedure.  For purposes of the designation of any particular Target as a Replacement Target or Reserved Target or the designation of any indication as an Exclusive Indication, the Parties may mutually agree to not utilize the Target Reviewer, and instead allow the Joint Discovery Working Group to consider any particular Target as a Replacement Target or Reserved Target and any indication as an Exclusive Indication, and allow BMS to designate such particular Target as a Replacement Target or Reserved Target or such indication as an Exclusive Indication without utilizing the Target Reviewer.

3.5Manufacturing.  Section 6.2 of the Agreement is hereby deleted and replaced with the following:

Manufacturing Overview.

(a) Within the scope of the licenses granted in Section 7.1(a) and (b) and subject to the payment obligations of BMS pursuant to Article 8 and the provisions set forth in Section 6.3, BMS shall, notwithstanding anything to the contrary herein, have (i) the exclusive right and will be solely responsible for the manufacture of Therapeutics that are not for Gene Therapy (e.g., peptides) and Products containing such Therapeutics (“Non-Gene Therapy Therapeutics” and “Non-Gene Therapy Products”, respectively) itself or through one or more Affiliates or Third Parties selected by BMS, and (ii) the right, but not the obligation, to manufacture Therapeutics that are for Gene Therapy and any Products containing any such Therapeutics itself or through one or more Affiliates or Third Parties selected by BMS.  Where BMS exercises its right to so manufacture any amount of any Therapeutic that is for Gene Therapy and any Product containing any such Therapeutic, uniQure shall have no obligations in connection with the manufacture of such amount of such Therapeutic and such Product manufactured by BMS or its Affiliate or any Third Party.

(b) For all Therapeutics and Products that are for Gene Therapy, uniQure shall be responsible for the manufacture and supply of such Therapeutics and Products.  Supply of Therapeutics for research and pre-clinical purposes will be conducted under Schedule 3.5 to the Amendment.  Clinical supply will be conducted pursuant to that certain Master Clinical Supply Agreement, dated April 25, 2017, as amended on the Amendment Effective Date, between uniQure and E.R. Squibb and Sons, LLC, an Affiliate of BMS (the “Clinical Supply Agreement”).  The Parties (or their respective Affiliates) shall enter into a commercial supply agreement that shall contain the provisions set forth in Exhibit J except for those pertaining to clinical supply and the termination provisions, which shall be modified to permit BMS (or the Applicable Affiliate(s)) to terminate such commercial supply agreement in its entirety or on a Collaboration Target-by-Collaboration Target, Therapeutic-by-Therapeutic or Product-by-Product basis and to terminate any statement of work under such commercial supply agreement at any time without cause on  [*] prior written notice, in each case subject to payments, if any, to uniQure set forth in such agreement (the “Commercial Supply Agreement”), and shall enter into the Commercial Supply Agreement no later than  [*].  Schedule 3.5 of the Amendment, the Clinical Supply Agreement and the Commercial Supply Agreement are hereinafter, individually and collectively, the “Supply Agreement(s)”.  Notwithstanding anything to the contrary in this Agreement or any Supply Agreement, BMS (or the applicable Affiliate(s)) may terminate any Supply Agreement in its entirety or on a Collaboration Target-by-Collaboration Target, Therapeutic-by-Therapeutic or Product-by-Product basis and may terminate any statement of work under any Supply Agreement at any time without cause on  [*] prior written notice, in each case subject to payments, if any, to uniQure set forth in the applicable Supply Agreement. For clarity, nothing contained herein will limit any of BMS’ rights hereunder, including BMS’ right to manufacture Therapeutics that are for Gene Therapy and any Products containing any such Therapeutics itself or through one or more Affiliates or Third Parties selected by BMS as set out in Section 6.2(a).

(c) Notwithstanding anything to the contrary herein or in any of the Supply Agreement(s), (i) uniQure shall conduct its manufacture and supply obligations hereunder and under the Supply Agreement(s) using  [*], and (ii) if BMS desires that any Therapeutic be manufactured and supplied using  [*], the “Other Platforms”), BMS shall have the right to manufacture and supply, or have manufactured and supplied, any or all of its requirements of any such Therapeutic using any Other Platform and shall be solely responsible for such manufacture and supply, at its sole expense, and uniQure shall have no rights or obligations in connection with such manufacture and supply (and, for clarity, (A) neither BMS nor any of its Affiliates will have any obligations to uniQure hereunder or otherwise with respect to such manufacture and supply of any Therapeutic using any such Other Platform, and (B) for as long as a Collaboration Target remains a Collaboration Target, any Therapeutics and Products manufactured for such Collaboration Target using any Other Platform will be subject to all other terms of the Agreement, including all payment obligations of BMS, except that there will be no payment obligation for the Manufacturing Cost-Based Component of Supply Price).

3.6Third Party Manufacturing.  Section 6.3 of the Agreement is hereby deleted and replaced with the following:

Third Party Manufacturing. Within the scope of the licenses granted in Section 7.1(a) and (b) and subject to the payment obligations of BMS pursuant to Article 8 and the provisions set forth in Section 6.2, BMS may exercise any of its manufacturing rights (including any have made rights) with respect to any (i) Non-Gene Therapy Therapeutics and Non-Gene Therapy Products, and (ii) Therapeutics and Products for Gene Therapy, in each case, through one or more Third Party manufacturers; provided however, that the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of uniQure (including uniQure Manufacturing Technology received by such Third Party manufacturer) that are consistent with those undertaken by the Parties pursuant to Article 12 hereof; provided further, that  [*].  Such Third Party manufacturers shall be obligated in writing not to use the uniQure Know-How and uniQure Manufacturing Technology for any use, other than [*].

3.7Restatement of Exclusive License and Limitations.  Sections 7.1(a) and 7.1(e) of the Agreement are hereby restated as the following Section 7.1(a):

(a)Exclusive License Grant.  Subject to the terms and conditions of this Agreement and the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements), uniQure hereby grants to BMS an exclusive (even as to uniQure, except as provided in Section 7.3) license, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.2, under the uniQure Technology to research, develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) Collaboration Targets, Therapeutics and Products in the Field in the Territory.  Without limiting the generality of the foregoing terms of this Section 7.1(a), the license granted by uniQure to BMS pursuant to this Section 7.1(a) shall include, subject to the terms and conditions of this Agreement and the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements), an exclusive (even as to uniQure, except as provided in Section 7.3) sublicense, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.2, under the Information and Patents included in the uniQure Technology and licensed to uniQure under any Third Party Agreements to which uniQure is a party, to research, develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) Collaboration Targets, Therapeutics and Products in the Field in the Territory.  For clarity, BMS’ licenses under this Section 7.1(a) and Sections 7.1(b) and (c) shall cover only Collaboration Targets, and Therapeutics and Products with respect to the applicable Collaboration Target, and only for so long as the applicable Collaboration Target remains a Collaboration Target (i.e., has not been replaced or terminated).  Accordingly, the licenses under this Section 7.1 with respect to a particular Collaboration Target, and Therapeutics and Products with respect to such Collaboration Target, shall terminate when such Collaboration Target is terminated or replaced and is therefore no longer a Collaboration Target.  For further clarity, subject to the terms of this Agreement and any Supply Agreement, BMS and its Affiliates shall have the right to use Third Parties to assist with, and/or to conduct, discovery, research, development, pre-clinical, clinical, commercial and other activities with respect to the Therapeutics for the Collaboration Targets, including studies, testing and validation, and the right for BMS to make and have made Therapeutics and research grade and other materials (including uniQure Materials) (itself or by any of its Affiliates or any Third Parties selected by BMS) to conduct research, pre-clinical, development, commercial and other activities.

3.8Indication Exclusivity.  Section 11.1(d) of the Agreement (which for clarity includes only the first clause thereof and not the subsequent paragraphs) is hereby deleted and replaced with the following:

“for as long as BMS is pursuing the Development of or is Commercializing a Therapeutic or Product for any Exclusive Indication, with respect to discovery, research, Development or Commercialization activities for such Exclusive Indication in the Field in the Territory (including with respect to discovery or research activities for the purpose of identifying Target Therapeutics for such Exclusive Indication).”

3.9Indication Exclusivity Opt-Out.  A new Section 11.2 is hereby added to the Agreement as follows:

Indication Exclusivity Opt-Out.  At any time during the Indication Exclusivity Opt-Out Period, uniQure (or as the case may be, its successor in interest) may opt out of the exclusivity obligations under Section 11.1(d) with respect to a particular indication by written notice to BMS (such notice, the “Opt-Out Notice” and such indication, the “Opt-Out Indication”).  uniQure may exercise such right to opt out up to  [*].  Upon BMS’ receipt of the Opt-Out Notice (the “Opt-Out Exercise”), the following will apply:

(a)All payments under Sections 8.3, 8.4 and 8.5 will be reduced by  [*] of the amounts otherwise payable under such sections and, in addition, if the Opt-Out Exercise occurs during the CoC Opt-Out Period, uniQure shall refund to BMS  [*] of all amounts previously paid by BMS under Sections 8.3, 8.4 and 8.5.  Such reduction will apply for each Opt-Out Exercise.  For example, [*]. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, for each Opt-Out Exercise, payments under Sections 8.3, 8.4 and 8.5 will be reduced for all of the Collaboration Targets, not just the Collaboration Target(s) for which the Opt-Out Indication is being worked on by BMS.

(b)BMS shall not be obligated to inform the JSC or any subcommittees or working groups of its Development activities with respect to Therapeutics and Products for the Collaboration Target to which the Opt-Out Indication relates, to the extent such activities are for the Opt-Out Indication, except to the extent necessary for uniQure to conduct its obligations under this Agreement or any separate agreement for the supply of Therapeutics and Products for Gene Therapy for research purposes or any Supply Agreement.

(c)uniQure shall establish and maintain appropriate firewalls to segregate its independent activities on the Opt-Out Indication and its personnel (and, if applicable, those of its Third Party collaborator) conducting such activities from activities performed by or on behalf of BMS or its Affiliates under this Agreement or any Supply Agreement, in each case for the Collaboration Target(s) to which such Opt-Out Indication relates and the personnel performing such activities, (A) to ensure that no BMS Confidential Information and no Information generated under this Agreement or any Supply Agreement is disclosed to any of such personnel performing such independent activities or used in connection with such independent activities, other than  [*], and (B) to ensure that any and all intellectual property (including know-how, patents, copyright, trademarks and trade secrets), regulatory materials, regulatory filings and approvals, materials and other proprietary Information generated in connection with such independent activities on the Opt-Out Indication [*] will be segregated from activities performed pursuant to this Agreement or any Supply Agreement.  Without limiting the foregoing, such firewalls will include all personnel conducting manufacturing activities, including manufacturing development (e.g., analytical development and process development) [*].

For clarity, the Opt-Out Exercise applies only to exclusivity with respect to the Opt-Out Indication under Section 11.1(d), and will not affect exclusivity under Section 11.1(c) with respect to any Collaboration Target.  For further clarity, when uniQure exercises an Opt-Out Exercise, uniQure shall have no right to work on any Collaboration Target or Variant thereof, including on any Therapeutic for any Collaboration Target for any indication, except as permitted under the paragraphs of Section 11.1 that follow Section 11.1(d).

4.	MISCELLANEOUS

4.1Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement.  The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

4.2Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument and may be executed and delivered through the use of facsimiles or email of pdf copies of this executed Amendment, and each such scanned or pdf copy of this Amendment that includes a Party’s signature will be deemed an original.

IN WITNESS WHEREOF, BMS, uniQure and uniQure N.V. have executed this Amendment, effective as of the Amendment Effective Date.

BRISTOL-MYERS SQUIBB COMPANY		UNIQURE BIOPHARMA B.V.

By:	/s/ [*]	By:	/s/ Christian Klemt

Name:	[*]	Name:	Christian Klemt

Title:	[*]	Title:	Chief Accounting Officer & Director

Solely for purposes of Section 2:

UNIQURE N.V.

By:	/s/ Matthew Kapusta

Name:	Matthew Kapusta

Title:	Chief Executive Officer & Executive Director

Schedule 2.2

Net Proceeds; Calculation of Change of Control Payment

[*]

Schedule 3.1

Existing Collaboration Targets and Exclusive Indications

The four Existing Collaboration Targets and Exclusive Indications are:

[*]

2

Schedule 3.5

Research Supply Terms

This Schedule 3.5 includes terms and conditions for the supply of research materials by uniQure to BMS.

[*]